Exhibit 10.9

August 30, 2019

Mr. Douglas Kramer

c/o Cloudflare, Inc.

101 Townsend St.

San Francisco, CA 94107

Re: Confirmatory Employment Letter

Dear Mr. Kramer:

This letter agreement (the “Agreement”) is entered into between Douglas Kramer (“you”) and Cloudflare, Inc. (the “Company” or “we”), effective as of August 30, 2019 (the “Effective Date”), to confirm the terms and conditions of your employment with the Company as of the Effective Date. This Agreement supersedes and replaces any and all employment terms, compensation, or benefits you may have had or to which you may have been entitled prior to the Effective Date.

1.

Title; Position. You will continue to serve as the Company’s General Counsel. You also will continue to report to the Company’s Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are lawfully assigned by the Company’s Chief Executive Officer. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. You may engage in civic and not-for-profit activities as long as such activities do not interfere with the performance of your duties under this Agreement. By signing this Agreement, you confirm that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2.

Base Salary. As of the Effective Date, your annual base salary will be $545,000, which will be payable, less any applicable withholdings, in accordance with the Company’s normal payroll practices. Your annual base salary will be subject to review and adjustment from time to time by the Company’s Board of Directors (the “Board”) or its Compensation Committee (the “Committee”), as applicable, in its sole discretion.

3.

Bonus Opportunity. The Board or its Committee, in its sole discretion, may establish a bonus or other incentive program and determine your eligibility to participate in such program, including without limitation, any performance objectives or other criteria and any target bonus opportunity applicable to you. Any such bonus or other incentive opportunity and the applicable terms and conditions may be adjusted from time to time by our Board or the Committee, as applicable, in its sole discretion. Unless determined otherwise by the Board or Committee, as applicable, any such bonus or other incentive will be subject to your continued employment through and until the date of payment.

4.

Equity Awards. You will be eligible to receive awards of stock options, restricted stock units or other equity awards pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or Committee, as applicable, will determine in its sole discretion whether you will be granted any such equity awards and the terms of any such award in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.

5.

Employee Benefits. You will continue to be eligible to participate in the benefit plans and programs established by the Company for its employees from time to time, subject to their applicable terms and conditions, including without limitation any eligibility requirements. The Company reserves the right to modify, amend, suspend or terminate the benefit plans and programs it offers to its employees at any time.

6.

Severance. The Board or its Committee, in its sole discretion, may establish a Change in Control and Severance Policy or other severance benefit program (the “Severance Policy”) and determine that you are eligible to participate in the Severance Policy based on your position within the Company and subject to the terms and conditions under the Severance Policy, including without limitation any eligibility requirements.

7.

Confidentiality Agreement. As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this Agreement confirms that the terms of the Company’s Employee Proprietary Information and Inventions Agreement you previously signed with the Company (the “Confidentiality Agreement”) still apply.

8.

At-Will Employment. This Agreement does not imply any right to your continued employment for any period with the Company or any of its affiliates. Your employment with the Company will continue to be “at will.” It is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice.

9.

Protected Activity Not Prohibited. Nothing in this Agreement or in any other agreement between you and the Company, as applicable, will in any way limit or prohibit you from engaging for a lawful purpose in any Protected Activity. For purposes of this Agreement, “Protected Activity” means filing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by, any state, federal, or local governmental agency or commission, including the U.S. Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (the “Government Agencies”). You understand that in connection with such Protected Activity, you are permitted to disclose documents or other information as permitted by law, and without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, you agree to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. You further understand that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications. Any language in the Confidentiality Agreement regarding your right to engage in Protected Activity that conflicts with, or is contrary to, this paragraph is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, you are notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10.

Miscellaneous. This Agreement, together with the Confidentiality Agreement and any outstanding equity awards granted to you by the Company under its 2010 Equity Incentive Plan and the applicable award agreements thereunder, constitute the entire agreement between you and the Company regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and the Company. This Agreement may be modified only by a written agreement signed by you and a duly authorized officer of the Company.

[Signature page follows]

To confirm the current terms and conditions of your employment, please sign and date in the spaces indicated and return this Agreement to me.

Sincerely,

CLOUDFLARE, INC.

By:	/s/ Matthew Prince
Matthew Prince
Chief Executive Officer

Agreed to and accepted:

/s/ Douglas Kramer
Douglas Kramer

Dated: August 30, 2019

[Signature Page to Confirmatory Employment Letter]